Exhibit 99.1

         Willis Group Announces Exercise of Over-Allotment of 3,000,000
                          Shares in Secondary Offering


    NEW YORK--(BUSINESS WIRE)--March 18, 2004--Willis Group Holdings Limited (NYSE: WSH), the global insurance broker, announced today that the underwriters for the company's recently completed secondary offering have exercised in full their over-allotment option to purchase an additional 3,000,000 shares of common stock, resulting in an aggregate of 23,000,000 shares being sold in the secondary offering. Profit Sharing (Overseas) and Fisher Capital Corp. L.L.C. sold the additional shares. Upon completion of the over-allotment, Profit Sharing (Overseas) will own approximately 5.5% of the outstanding shares of Willis.

    Citigroup, Credit Suisse First Boston and Banc of America
Securities LLC served as joint book-running managers of the offering. A final prospectus relating to the common stock offering may be obtained by contacting:


Citigroup
Prospectus Department
Brooklyn Army Terminal
140 58th Street, 5th Floor
Brooklyn, NY 11220
718-765-6732

Credit Suisse First Boston
Prospectus Department
One Madison Avenue
New York, NY 10010
212-325-2580

Banc of America Securities LLC
Prospectus Department
100 West 33rd Street
New York, NY 10001
646-733-4166

    Willis Group Holdings is a leading global insurance broker, developing and delivering professional insurance, reinsurance, risk management, financial and human resource consulting and actuarial services to corporations, public entities and institutions around the world. With over 300 offices in more than 74 countries, its global team of 13,000 employees serves over 50,000 clients in 160 countries. Willis has particular expertise in serving the needs of clients in such major industries as construction, aerospace, marine and energy. In June 2001 the Group returned to public ownership and is listed on the New York Stock Exchange.

    This announcement shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state. The offering of these securities is made only by means of a prospectus.

    CONTACT: Willis Group Holdings Limited
             Investors:
             Kerry K. Calaiaro, 212-837-0880
             calaiaro_ke@willis.com
             or
             Media:
             Nicholas Jones, +1 44 20 7488-8190
             jonesnr@willis.com
             or
             Dan Prince, 212-837-0806
             prince_da@willis.com